Exhibit 10.1

                            DISTRIBUTORSHIP AGREEMENT

    American Soil Technologies, Inc., having its main office at 215 N. Marengo, Suite 110, Pasadena, CA 91101 (hereinafter called "ASTI."), hereby appoints and authorizes: Quantus Corporation, a California corporation with its principal office located at 11662 Lampson Ave., Garden Grove , CA 92840 (hereinafter called "Distributor"), to act as a distributor to sell on an exclusive basis the products listed on SCHEDULE I hereto (the "Products"). Distributor hereby accepts this appointment and agrees to purchase and resell the Products under the terms and conditions set forth below.

     1. TERM.

     This Agreement shall be effective as of the date it is signed and accepted by ASTI. and continue for a period of six (6) months. Either party may terminate this Agreement upon thirty (30) days written notice to the other. Sections 6(D) and (F) shall survive termination hereof.

     2. PRIMARY TRADE AREA.

     The Distributor's Primary Trade Area is the Country of Korea. ASTI will not appoint another Distributor in the Primary Trade Area for a period of six (6) months and said six (6) months period will be used to determine a mutually satisfactory quota to be met by the Distributor in order to maintain exclusivity. If a quota cannot be agreed upon or met the Distributor acknowledges that it will become a non-exclusive Distributor of the Products in its primary trade area and continue as an exclusive Distributor as to the accounts established by the Distributor and made a part of SCHEDULE II.

     3. MINIMUM QUANTITY.

     Distributor will not be required to stock a minimum quantity of the Products for the six (6) months of this Agreement. ASTI shall ship the Products directly to Distributor's customers or to Distributor FOB ASTI's warehouse.

     4. DIRECT PURCHASES.

     All purchases and return of Products from ASTI by Distributor shall be made pursuant to a written purchase order from Distributor and shall be governed by ASTI.'s price, delivery, payment and other terms then in effect. No inconsistent terms in any purchase order, acknowledgement or transmittal or confirming document shall be effective to alter the terms of this Agreement.

     5. SALES SUPPORT.

     Distributor shall support all sales of the Products in a commercially reasonable manner as is customary in the industry and appropriate for each sale, including but not limited to: maintaining a sales force, developing a marketing and sales plan with ASTI.'s account manager, and post-sale follow up with ASTI.'s account manager.

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     6. TERMS OF PURCHASE AND SALE.

     All prices are FOB ASTI Plant or ASTI warehouse. Payment shall be by a Letter of Credit taken down by ASTI at time of shipment from our warehouse for shipments directly to Korea. The amount and terms of any additional credit extended by ASTI to Distributor shall be as agreed to between the parties in accordance with applicable laws. If 30 day credit is extended, any payments not received on or before the thirty-fifth day following proper invoicing thereof shall be considered late and shall be subject to a late penalty of one percent 1 1/2% and will be charged a like amount each month or a portion thereof thereafter until the invoice is paid. Date of invoice shall be the shipment date.

     7. GENERAL PROVISIONS.

          A. The provisions of this Agreement shall apply to all Products shipped to Distributor's customers or Distributor under any prior agreement with ASTI. as well as Products shipped to Distributor's customer on or after the date hereof.

          B. Any notice to be given hereunder shall be in writing and delivered personally, sent by fax, sent by reputable courier service, or sent by certified or registered mail, postage prepaid, return receipt requested, addressed to the party concerned at the following address:

     If to ASTI.:

            American Soil Technologies, Inc.
            215 N. Marengo, Suite 110
            Pasadena, CA 91101
            Attn: President

            Telephone No.:  (626) 793 2435
            Telecopier No.: (626) 568 1629

     If to Distributor:

            Telephone No.:
            Telecopier No.:

     Any party may change its address for purposes of this Agreement by notice given in compliance with this paragraph. All such notices, requests, demands and communications shall be deemed to have been given on the date of delivery if personally delivered, sent by fax or sent by reputable courier service; or on the tenth (10th) business day following the mailing thereof if sent by mail, postage prepaid.

          C. This Agreement shall be governed by and construed in accordance with the internal substantive laws and judicial decisions of the State of California without giving effect to its conflict of laws provisions.

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          D. Each party hereto consents to the exclusive jurisdiction of either the Superior Court of Los Angeles County, California or the United States District Court for the Middle District of California for purposes of any action brought under or as the result of a breach of this Agreement, and they each waive any objection thereto. The parties hereto each further consent and agree that the venue of any action brought under or as a result of a breach of this Agreement shall be proper in either of the above-named courts and they each waive any objection thereto.

          E. This Agreement shall be binding upon, and shall be for the benefit of, the parties and their respective successors and permitted assigns; provided, however, that Distributor may not assign this Agreement without ASTI.'s prior written consent. Failure of either party to enforce at any time the provisions of this Agreement shall not be construed to be a waiver of such provisions or of the right of such party thereafter to enforce such provisions.

          F. This Agreement contains the entire agreement of the parties relating to the subject matter hereof and replaces all other understandings and agreements, whether oral or in writing, previously entered into by the parties with respect to such subject matter. This Agreement will not be amended or modified in any way except by an agreement in writing signed by duly authorized representatives of the parties.

     IN WITNESS WHEREOF, the parties have executed this Agreement.


Distributor                         American Soil Technologies, Inc.



By: /s/                             By: /s/ Carl P. Ranno
    ------------------------           ------------------------------
                                        Carl P. Ranno
                                        Its, President & CEO

Date November 14, 2003              Date November 14, 2003
    ------------------------            -----------------------------

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                                   SCHEDULE I
                                    PRODUCTS

Agriblend (TM), Nutrimoist (TM)L, Nutrimoist (TM) H-2.5 Extend(TM) (a liquid
PAM), STOCKOSORB(R) F, STOCKOSORB(R) C, STOCKOSORB(R) M, STOCKOSORB(R) S, STOCKOPAM(R), Nutrients, PamBlocks, Seal-It, Contain, Baraclear and other products to be added from time to time.



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                                   Schedule II


Exclusive Customers to be added and made a part of this Schedule.




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